One Penn Plaza, Suite 19th Floor
New York, NY 10119
(212) 845-8200

April 24, 2017

Dr. David R. Guyer
c/o Ophthotech Corporation
One Penn Plaza
New York, NY 10119

Dear David:

Subject to your execution below, this letter hereby further amends the employment letter, dated April 26, 2013, between you and Ophthotech Corporation (the “Company”) and as amended by the letter dated February 26, 2015 between you and the Company (as amended, the “Employment Letter”) by making the following changes:

1.
Section 1 of the Employment Letter is hereby replaced in its entirety by the following:

1.    Employment. Effective immediately, you will continue to be employed on a full time basis as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), and you shall have the duties, responsibilities and authority commensurate with your position in companies of similar type and size; provided, however, that it is understood that among such responsibilities shall be your assistance, as reasonably directed by the Board, with the transition of such responsibilities to a new Chief Executive Officer effective July 1, 2017. Effective July 1, 2017, you will be employed to serve on a full time basis as the Executive Chairman of the Board. As the Company’s Executive Chairman, you will report to the Board and you shall have the duties, responsibilities and authority commensurate with your position in companies of similar type and size. You will continue while employed as Executive Chairman to be nominated to serve on the Board each time your term(s) as a director would otherwise expire, provided that such nomination(s) shall be subject to the Board’s exercise of its fiduciary duties. You agree to devote your full business time, efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Notwithstanding the foregoing, you shall be permitted to continue serving on the boards of directors of other companies, provided in each case that such service (a) does not entail an operating role, does not materially interfere with the performance of your duties and responsibilities to the Company, and does not compete with the Company and your role as provided in Section 16, and (b) shall, with respect to public company boards, be limited if, as determined by the Board, such service exceeds generally prevailing

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“overboarding” limits for non-chief executive officer directors. For purposes hereof, a business will be deemed to be competitive with the Company if it engages in the research, development or commercialization of pharmaceutical or diagnostic products for ocular diseases with the same primary mechanism of action as any compound or drug that is at any such time of determination under active research or development or being commercialized by the Company or any of its subsidiaries (whether the Company or any such subsidiary currently has or in the future acquires rights to such compound or drug). In addition, you shall be permitted to provide consulting services to companies that are not competitive with the Company, provided that such services do not materially interfere with the performance of your duties and responsibilities as an employee of the Company. You agree to furnish a summary of the time you spend providing service as a consultant to the Board upon request. You further agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein not inconsistent with this letter that may be adopted from time to time by the Company. In the event that, due to future business activities of the Company or of another entity to which you are providing services, a competitive situation arises, you shall promptly, and in any event within ten (10) business days of gaining knowledge thereof, discuss the same with the Board and, if requested by the Board, resign from the other competitive activities as soon as reasonably feasible and, in the interim, recuse yourself from discussion of competitive matters.

2.
Section 2 of the Employment Letter is hereby replaced in its entirety by the following:

2.    Base Salary. Through December 31, 2017, your base salary will be at the rate of $24,038.46 per bi-weekly pay period (which if annualized equals $625,000), less all applicable taxes and withholdings. Effective January 1, 2018, your base salary will be at the rate of $20,192.31 per bi-weekly pay period (which if annualized equals $525,000), less all applicable taxes and withholdings. Base salary will be paid in installments in accordance with the Company’s regular payroll practices.

3.
Section 3 of the Employment Letter is hereby replaced in its entirety by the following:

3.    Discretionary Bonus. Following the end of calendar year 2017 and subject to the approval of the Board, you will be eligible for a performance bonus of up to 65% of your annualized base salary, based on your personal performance and the Company’s performance during the 2017 calendar year, as determined by the Board in its sole discretion. Following the end of each calendar year beginning with calendar year 2018 and subject to the approval of the Board, you will be eligible for a performance bonus of up to 50% of your annualized base salary, based on your personal performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole discretion. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company, except as otherwise provided herein.

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4.
Section 6 of the Employment Letter is hereby replaced in its entirety by the following:

6.    Severance. If your employment is terminated by the Company, or, if applicable, its successor, without Cause or by you for any reason, then (subject to your executing (and not revoking) a separation agreement as described below) the Company, or its successor, will (i) pay you an amount equal to twelve (12) months of your base salary (at the greater of (x) an annualized base salary rate of $625,000 or (y) your then-current annualized base salary rate), less standard employment-related withholdings and deductions, which amount shall be paid to you in a lump sum on the Payment Date (as defined below), (ii) pay you a pro-rated portion of the bonus to which you would otherwise be entitled pursuant to Section 3 hereof for the year in which your employment terminates (at the greater of a 65% target bonus rate or your then-current target bonus rate, and without regard to whether the performance goals with respect to such target bonus have been established or met), less standard employment-related withholdings and deductions, which amount shall be paid to you on the Payment Date, and (iii) provide for continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans to the extent permitted under such plans for a period of twelve (12) months immediately following the date of the termination of your employment. The Company shall not be obligated to pay to you the severance payments provided for herein unless you have timely executed (and not revoked) a separation agreement in substantially the form attached hereto. Such separation agreement must be executed and become binding and enforceable within sixty (60) calendar days after the effective date of your termination of employment (such 60th day, the “Payment Date”); provided, however, that if the 60th day following the date of termination occurs in the next calendar year following the date of termination, then the Payment Date shall be no earlier than January 1 of such following calendar year and, if applicable, shall be subject to Section 17. You shall also be entitled to (A) prompt payment in accordance with the Company’s regular payroll practices of any unpaid base salary and accrued unused vacation time in accordance with Company policy through the date of your termination, (B) if earned and unpaid, payment of any prior year bonus at such time as it would otherwise be paid to Company employees, (C) vested benefits under Company benefit plans in accordance with the terms of such plans, and (D) vesting and payment, as may be applicable, of equity grants and/or retention bonuses in accordance with the terms of the plans and/or other documents governing such grants and/or bonuses.

If your employment is terminated by the Company or, if applicable, its successor without Cause or by you for Good Reason within twelve months following a Change in Control Event (as defined in the Company’s 2013 Stock Incentive Plan), then (subject to your executing (and not revoking) a separation agreement as described in the immediately preceding paragraph) the Company or its successor will, in addition to the severance payments set forth in the immediately preceding paragraph, provide that any then unvested equity awards held by you that vest solely based on the passage of time shall immediately vest in full and become exercisable or free from forfeiture or repurchase, as applicable; provided, however, that this equity award acceleration provision shall not

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supersede or replace any other provision in an agreement covering an equity award granted to you by the company that is at least as beneficial to you.

For purposes hereof, “Cause” shall mean that: (i) you failed to attempt in good faith, refused or willfully neglected to perform and discharge your material duties and responsibilities; (ii) you have been convicted of, or pled nolo contendere to, a felony or other crime involving fraud or moral turpitude; (iii) you breached your fiduciary duty or loyalty to the Company, or acted fraudulently or with material dishonesty in discharging your duties to the Company; (iv) you undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (v) you materially breached any material provision hereof; or (vi) you materially breached any material provision of any Company code of conduct or ethics policy. Notwithstanding the foregoing, “Cause” shall not be deemed to have occurred unless: (A) the Company provides you with written notice that it intends to terminate your employment hereunder for one of the grounds set forth in subsections (i), (v) or (vi) within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, you have failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) the Company terminates your employment within six (6) months from the date that Cause first occurs.

For purposes hereof, “Good Reason” shall mean, without your written consent: (i) any change in your position, title or reporting relationship with the Company that diminishes in any material respect your title, authority, duties or responsibilities, including your removal as a member of the Board; (ii) any material reduction in your base compensation; (iii) a material change in the primary geographic location at which services are to be performed by you (unless the new location is closer to your primary residence than the prior location); or (iv) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (A) you provide the Company with written notice that you intend to terminate your employment hereunder for one of the grounds set forth in subsections (i), (ii), (iii) or (iv) of the immediately preceding sentence within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) you terminate your employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify you from asserting Good Reason for any subsequent occurrence of Good Reason.

5.
The form of separation agreement previously attached to the Employment Letter as the “Separation Agreement and Release of Claims,” is hereby replaced in its entirety with the form attached to this amendment as Exhibit A. The form of release required in connection with the provision to you of any retention bonus or grant shall be deemed modified to the extent necessary for you not to release thereunder any rights you may

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have to an annual bonus or equity grant that has vested or remains subject to vesting due to your continued employment with the Company.

6.	Section 9 of the Employment Letter is hereby replaced in its entirety by the following:

9.    Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. Section 4(b) of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated April 26, 2013 that you previously executed for the benefit of the Company is hereby amended as follows: (b) As used herein, a business will be deemed “Competitive” with the Company if it engages in the research, development or commercialization of pharmaceutical or diagnostic products for ocular diseases with the same primary mechanism of action as any compound or drug that is at any such time of determination under active research or development or being commercialized by the Company or any of its subsidiaries (whether the Company or any such subsidiary currently has or in the future acquires rights to such compound or drug).

7.
Section 12 of the Employment Letter is hereby replaced in its entirety by the following:

12.    At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized representative of the Board that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

The Company agrees to reimburse you for your reasonable attorneys’ fees and expenses in connection with reviewing and negotiating the terms of this amendment in an amount not to exceed $10,000.

You hereby agree that you and the Company are executing this amendment by mutual agreement, that you hereby consent to the changes described herein, and that nothing herein shall constitute grounds for “Good Reason” as defined in Employment Letter. In the event of any conflict between the terms of this amendment and the terms of the Employment Letter, the terms of this amendment shall control. Except as expressly modified herein, the terms of the Employment Letter remain in full force and effect. This amendment may only be modified in a document signed by both the Company and you. This amendment may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

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If this amendment is acceptable to you, please sign and date this amendment below and return the signed and dated amendment to me on or before April 24, 2017 at 12:00 p.m., Eastern time.

Sincerely,
OPHTHOTECH CORPORATION

By: /s/ Amy R. Sheehan
Amy R. Sheehan
Vice President, Human Resources

ACCEPTED AND AGREED:

/s/ David R. Guyer
Dr. David R. Guyer

Date: 4/24/2017

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Exhibit A

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
Ophthotech Corporation, a Delaware corporation (the “Company”), and David Guyer (the “Employee”) (together, the “Parties”), entered into a letter agreement dated April 26, 2013, as amended February 26, 2015 and April 24, 2017 (as amended, the “Employment Letter”). Any capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Letter. This is the release by Employee of all claims against the Releasees (as defined below) arising out of the Employee’s employment with or separation from the Company (the “Release”). The consideration for the Employee’s agreement to this Release consists of the severance payments set forth in Section 6 of the Employment Letter, which are conditioned on, among other things, termination of the Employee’s employment by the Company without Cause or by the Employee for any reason and effectiveness of this Release based on the Employee’s timely execution and nonrevocation hereof.

1.	Tender of Release. This Release is automatically tendered to the Employee upon the termination of the Employee’s employment by the Company without Cause or by the Employee for any reason.

2.
Release of Claims. The Employee voluntarily, fully, forever, irrevocably and unconditionally releases and discharges the Company, its affiliates, subsidiaries and parent companies and each of their predecessors, successors, assigns, and their current and former members, partners, directors, managers, officers, employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown that the Employee now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee arising out of the Employee’s employment with or separation from the Company (collectively, “Claims”). This release of Claims includes, without implication of limitation, the release of all Claims:

•	of breach of contract;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under state law);

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•	under any other federal or state statute, to the fullest extent that Claims may be released;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, salary, bonuses, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
Notwithstanding anything to the contrary contained herein, this Release does not apply to or affect (i) the Employee’s right to receive the severance payments set forth in Section 6 of the Employment Letter, (ii) the Employee’s ownership of, and the Employee’s rights by virtue of his ownership of, any capital stock or other securities of the Company, including vested equity grants, (iii) the Employee’s rights under the retention letter agreement dated January 17, 2017 and documents referenced therein, or (iv) the Indemnification Agreement between the Company and the Employee dated June 2, 2016, any other rights of indemnification or exculpation of which the Employee is the beneficiary under the corporate charter, bylaws or other charter or organizational instruments or benefit or equity plans of the Company or any other Releasee or at law and rights of coverage to which the Employee may be entitled under any director and officer liability insurance policy of the Company or any other Releasee. Further, nothing in this Release prevents Employee from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Employee acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Employee further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

3.
Ongoing Obligations of the Employee; Enforcement Rights. The Employee reaffirms his ongoing obligations as well as the Company’s enforcement rights provided for in the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement between the Company and the Employee dated April 26, 2013, as amended (the “NDA”).

4.
Scope of Disclosure Restrictions. Nothing in this Release, or in the NDA or elsewhere, prohibits Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Employee is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Employee obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Employee’s

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confidentiality and nondisclosure obligations, Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5.	No Assignment. The Employee represents that he has not assigned to any other person or entity any Claims against any Releasee.

6.
Right to Consider and Revoke Release. The Employee acknowledges that he has been given the opportunity to consider this Release for a period ending twenty-one (21) days after the tender of the Release. In the event the Employee executed this Release within less than twenty-one (21) days after the tender of the Release, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, the Employee shall deliver a signed Release to the Chairman of the Compensation Committee of the Board (the “Chair”) within such twenty-one (21) day period. For a period of seven (7) days from the date when the Employee executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Chair on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period.

7.	Other Terms.

a.
Legal Representation; Review of Release. The Employee acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

b.	Binding Nature of Release. This Release shall be binding upon the Employee and upon his heirs, administrators, representatives and executors.

c.	Modification of Release; Waiver. This Release may be amended, only upon a written agreement executed by the Employee and the Company.

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d.
Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

e.
Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without giving effect to the conflict of laws provisions of New York law that would require the application of law of any other jurisdiction. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

f.
Entire Agreement; Absence of Reliance. The Employee acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys of either of them regarding any subject matter addressed in this Release.

So agreed by the Employee:

Dr. David Guyer	Date

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